Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

CHURCH & DWIGHT REPORTS FIRST QUARTER 2014 RESULTS
TIGHTENS 2014 OUTLOOK TO 7 - 9% EPS GROWTH

2014 First Quarter Results • Organic sales growth of 1.2% • Significant investment to drive new product launches • EPS $0.73 exceeded management outlook • $260MM accelerated share repurchase
2014 Full Year Outlook
• Organic sales growth at low end of 3 to 4% range
• Continuing to invest to drive new product launches
• EPS growth of 7 to 9%
• Record cash from operations, in excess of $525MM

EWING, NJ, MAY 1, 2014 – Church & Dwight Co., Inc. (NYSE:CHD) today announced first quarter 2014 reported earnings per share of $0.73 per share, exceeding management’s outlook ($0.72).  EPS was lower than the prior year due to the incremental costs of new product introductions and foreign currency.

First quarter 2014 reported net sales increased $2.7 million to $782 million.  Organic sales growth for first quarter 2014 was 1.2%, meeting management’s outlook.  These results were driven by volume growth of 4.4%, partially offset by 3.2% negative price/mix.  The increased investment behind the new product launches in slotting and couponing accounted for approximately 2% negative price/mix in the quarter.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We believe that innovation is the key to delivering strong sales and earnings growth despite continued weak U.S. consumer demand and fierce competition.  As promised, we launched innovative new products in every one of our major categories and three new categories in the first quarter.  Retail acceptance has been strong resulting in incremental distribution.  Marketing support largely began late in the first quarter, so we expect stronger consumption and sales in the second quarter.”

First Quarter Review

Consumer Domestic net sales were $593.3 million, a $2.3 million or 0.4% increase over the prior year first quarter sales. First quarter organic sales also increased by 0.4%, primarily due to sales of our OXICLEAN liquid laundry detergent and ARM & HAMMER CLUMP & SEAL cat litter, and higher sales of VITAFUSION vitamins, partially offset by lower sales of ARM & HAMMER and XTRA laundry detergents. Volume growth contributed approximately 4.4% to organic sales, partially offset by 4.0% unfavorable product mix and pricing. Market share increased for three of four mega brands and the Company maintained market share on the other mega brand.

Consumer International net sales were $123.8 million, a $5.5 million or 4.2% decrease compared to the prior year first quarter sales primarily due to unfavorable foreign exchange.  Organic sales were flat, which primarily reflects increased sales in the UK and Brazil, offset by lower sales in Canada and Mexico.  Volume decreased approximately 0.6% and favorable product mix and pricing contributed 0.6%.

Specialty Products net sales were $64.9 million, a $5.9 million or 10.0% increase from the prior year first quarter sales.  First quarter organic sales increased by 12.4%.  The animal nutrition business drove a 15.3% volume increase, which was partially offset by 2.9% unfavorable pricing, primarily due to a pass-through of raw material cost decreases to customers.  The animal nutrition business’s strong performance is primarily related to the health of the U.S. dairy industry, which is experiencing record high milk prices.

Gross margin contracted 150 basis points to 43.4% in the first quarter compared to 44.9% in the prior year first quarter.  The gross margin contraction was driven primarily by increased slotting, trade, and couponing investments behind our new products, partially offset by our productivity programs.  Commodity costs were higher in the first quarter compared to the prior year first quarter.

Marketing expense was $87.8 million in the first quarter, representing an increase of $8.9 million or 11.3% in comparison with the prior year first quarter.   Marketing expense as a percentage of net sales was 11.2% in the first quarter, an increase of 110 basis points from the prior year first quarter.

Selling, general, and administrative expense (SG&A) was $89.6 million in the first quarter, a $12.3 million decrease from the prior year first quarter.  In line with the Company’s strong focus on cost management, SG&A as a percentage of net sales was 11.5%, an approximately 160 basis point decrease from the prior year first quarter. This partly reflects the absence of transition expenses related to the Avid acquisition that occurred in the prior year first quarter, as well as lower legal costs.

Income from Operations was $162.0 million in the first quarter, a decrease of $7.3 million or 4.3% from the prior year first quarter. Operating income as a percentage of net sales was 20.7%, a 100 basis point decrease from the prior year first quarter, which was largely due to the investments behind new products.

The effective tax rate in the first quarter was 34.5%, compared to 34.0% in the first quarter of 2013. The Company expects the full year effective tax rate to be approximately 34.5%.

Operating Cash Flow

For the first three months of 2014, net cash from operating activities was $102.4 million, a $30.1 million increase from the prior year, reflecting the absence of a $36 million payment relating to December 2012 estimated federal tax paid in the first quarter of 2013 as a result of Hurricane Sandy relief.  Capital expenditures for the first quarter were $6.3 million, a $4.1 million decrease from the prior year first quarter. The Company is maintaining its full year outlook of $85 million for capital expenditures.

At March 31 2014, cash on hand was $300 million, while total debt was $803 million.  The Company executed two accelerated share repurchase programs totaling $260 million in the quarter.  The Company anticipates making additional share purchases in 2014, while continuing to have financial flexibility for acquisitions.

New Products

Mr. Craigie stated, “2014 is an exciting year for Church & Dwight as we launch innovative new products on all of our major brands.  In 2014, we are making a significant investment in support of our OXICLEAN mega brand.  In its core laundry additive category, OXICLEAN achieved a record 45.1% share in the first quarter of 2014, which is larger than the next four brands combined.  In addition, we are extending the OXICLEAN brand into three additional categories:  premium laundry detergent, dishwashing detergent and the bleach section.

“We are also launching innovative new products across all of our core businesses including, a new premium ARM & HAMMER CLUMP & SEAL cat litter, a new premium ARM & HAMMER TRULY RADIANT toothpaste, a new FIRST RESPONSE diagnostic kit business with “six days sooner” industry-leading technology, a new vitamin-plus line for our VITAFUSION brand, and new condoms, vibrators and lubricants under the TROJAN brand.

“We are pleased with the initial success of our innovative new product launches based on strong retailer acceptance and support.  Marketing support began late in the first quarter for most of the new products, so it is too early to adequately assess consumer acceptance except for the new ARM & HAMMER CLUMP & SEAL cat litter.  This new product began shipping at the end of the fourth quarter of 2013 and received marketing support for most of the first quarter.  To date it has been a major success with consumers with a double digit increase in sales and consumption that drove the total brand’s share up 1.3 pts. to 18.5% to become the number two brand in the category.  Most importantly, the new innovation drove category sales up over 9%, the strongest growth of any of our categories.  This exemplifies our belief that innovation is the key antidote in reviving consumer demand.”

The Company also signed an agreement with Major League Baseball Properties (MLBP) announcing a multi-year, multi-category sponsorship agreement making ARM & HAMMER and OXICLEAN "The Official Laundry Detergent and Stain Fighter of MLB". This marks the largest sponsorship deal for Church & Dwight and the first-of-its kind for MLBP across several categories including laundry, pet and oral care.

Outlook for 2014

With regards to the outlook for the full year, Mr. Craigie said, “Despite continued weak U.S. consumer demand and fierce competition, we believe that we are positioned to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products across every one of our major categories and three new categories, aggressive productivity programs and tight management of overhead costs.

Mr. Craigie continued, “We are also pleased with the continued growth of our most recent acquisition, the gummy vitamin business.  We delivered double digit consumption growth in the quarter and are maintaining our double digit sales growth outlook for the full year, driven by significant distribution gains and adults switching from hard pills to our delicious tasting gummy vitamins.  While the gummy segment of the adult vitamins, minerals, and supplements (VMS) category has doubled from 3 to 6% since 2012, this still leaves an opportunity to convert 94% of the $6.8 billion category for adult VMS.  In addition to continuing to drive increased retail distribution of the leading brands of kids and adult gummy vitamins, we are launching new products and increasing marketing spending in 2014 by 30% to continue to convert adults to our delicious gummy vitamins.”

With regard to the Company’s 2014 outlook, Mr. Craigie said, “Now that we have one quarter of results, we are tightening our 2014 EPS range from 6 to 10% growth to 7 to 9% growth to reflect our latest thinking on the net impact of the strong distribution achieved by our new products and the increased competitive environment.  We expect organic sales growth to be at the low end of our 3 to 4% range, which reflects continued weakness of the laundry category where we are experiencing unprecedented price competition.  Gross margin is now expected to be approximately 50 to 75 bps lower than last year due to higher trade promotions to address the price competition and to support the launch of our new products.  We continue to expect operating margin expansion from rigorous control of SG&A. We expect the second half of the year to drive our earnings growth, as the first half includes a significant increase in slotting, couponing, trade promotions, and incremental marketing support for our new product launches.  This earnings outlook does not include the benefit from any potential acquisitions, which we continue to pursue.”

Mr. Craigie concluded, “With regard to the second quarter, we expect organic sales growth of approximately 3%, gross margin contraction of 100 bps behind the remaining slotting investments and a more price competitive laundry category, and earnings per share of approximately $0.61.”

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2014 results and our full year 2014 outlook on May 1, 2014 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  22361448 (International: 631-291-4539, same access code: 22361448).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 22361448).  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the impact of acquisitions; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margin; operating margin; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; share repurchases; net cash from operating activities; capital expenditures; competition; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations, and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions and retailer distribution.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	Mar. 31, 2014	Mar. 31, 2013
Net Sales	$782.0	$779.3
Cost of sales	442.6	429.2
Gross profit	339.4	350.1
Marketing expenses	87.8	78.9
Selling, general and administrative expenses	89.6	101.9
Income from Operations	162.0	169.3
Equity in earnings of affiliates	1.6	0.6
Other income (expense), net	(6.9)	(6.7)
Income before income taxes	156.7	163.2
Income taxes	54.1	55.5
Net Income	$102.6	$107.7
Net Income per share - Basic	$0.74	$0.78
Net Income per share - Diluted	$0.73	$0.76
Dividends per share	$0.31	$0.28
Weighted average shares outstanding - Basic	138.0	138.3
Weighted average shares outstanding - Diluted	140.6	140.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Mar. 31, 2014	Dec. 31, 2013
Assets
Current Assets
Cash and Cash Equivalents	$300.0	$496.9
Accounts Receivable	344.4	330.2
Inventories	265.0	250.5
Other Current Assets	44.4	38.2
Total Current Assets	953.8	1,115.8
Property, Plant and Equipment (Net)	588.4	594.1
Equity Investment in Affiliates	23.9	24.5
Tradenames and Other Intangibles	1,196.4	1,204.3
Goodwill	1,222.2	1,222.2
Other Long-Term Assets	101.7	98.8
Total Assets	$4,086.4	$4,259.7
Liabilities and Stockholders’ Equity
Short-Term Debt	$153.5	$153.8
Other Current Liabilities	505.1	497.4
Total Current Liabilities	658.6	651.2
Long-Term Debt	649.6	649.5
Other Long-Term Liabilities	664.8	659.0
Stockholders’ Equity	2,113.4	2,300.0
Total Liabilities and Stockholders’ Equity	$4,086.4	$4,259.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	Mar. 31, 2014	Mar. 31, 2013

Net Income	$102.6	$107.7

Depreciation and amortization	22.8	23.6
Deferred income taxes	5.2	2.8
Non cash compensation	2.3	1.7
Other	1.5	1.8

Changes in assets and liabilities:
Accounts receivable	(13.8)	(30.9)
Inventories	(14.3)	(14.7)
Other current assets	(2.7)	(4.0)
Accounts payable and accrued expenses	(27.7)	(13.4)
Income taxes payable	37.1	2.6
Excess tax benefit on stock options exercised	(6.1)	(3.5)
Other	(4.5)	(1.4)
Net cash from operating activities	102.4	72.3

Capital expenditures	(6.3)	(10.4)
Investment in marketable securities	－	(19.7)
Investment in joint venture	－	(3.2)
Other	(0.3)	－
Net cash (used in) investing activities	(6.6)	(33.3)

Net change in debt	(0.5)	(50.0)
Payment of cash dividends	(42.5)	(38.6)
Stock option related	13.3	9.3
Purchase of treasury stock	(260.0)	(50.3)
Lease incentive proceeds	－	10.9
Lease principal payments	(0.2)	(0.2)
Net cash (used in) financing activities	(289.9)	(118.9)

F/X impact on cash	(2.8)	(3.5)

Net change in cash and cash equivalents	$(196.9)	$(83.4)

2014 and 2013 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2014	3/31/2013	Change

Household Products	$352.5	$358.7	-1.7%
Personal Care Products	240.8	232.3	3.7%
Consumer Domestic	$593.3	$591.0	0.4%
Consumer International	123.8	129.3	-4.2%
Total Consumer Net Sales	$717.1	$720.3	-0.4%
Specialty Products Division	64.9	59.0	10.0%
Total Net Sales	$782.0	$779.3	0.3%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 3/31/2014

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	0.3%	-0.4%	0.4%	-4.2%	10.0%
Add:
FX	0.8%	0.6%	─	3.6%	2.1%
Divestitures/Other	0.1%	0.1%	─	0.6%	0.3%

Organic Sales Growth	1.2%	0.3%	0.4%	0.0%	12.4%

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